☒	PLEASE MARK VOTES AS IN THIS	REVOCABLE PROXY
	EXAMPLE	COMMERCEFIRST BANCORP, INC.
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Tina Marie Jernigan and Katherine M. Burdon, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of CommerceFirst Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Special Meeting of Shareholders to be held on ___________, 2012 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the Proposals. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting

As a result of changes in the rules of the New York Stock Exchange applicable to its member brokerage firms, brokers will not vote shares they hold unless they receive instructions from the beneficial owners of the shares. If you hold your shares through a bank or broker, it is extremely important that you instruct your record holder how to vote your shares.

Proposal 1

The proposal to approve the Agreement and Plan of Merger dated as of December 20, 2011 between CommerceFirst Bancorp, Inc. and Sandy Spring Bancorp, Inc. and the merger contemplated therein

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 2

The proposal to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve Proposal 1.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3

The proposal to approve the non-binding advisory resolution approving the compensation the Company’s named executive officers will receive in connection with the merger.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Please be sure to sign and date this Proxy in the box below.	Date
Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

______________________________________ Stockholder sign above (Co-holder, if any, sign above)		☐ Please check box if you plan to attend the Special Meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE
OR VOTE BY TELEPHONE OR THE INTERNET.

SPECIAL MEETING OF SHAREHOLDERS OF

COMMERCEFIRST BANCORP, INC.

______________, 2012

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

OR

TELEPHONE—Call toll-free 1-855 -362-6712 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

OR

INTERNET—Access "www.rtcoproxy.com/cmfb" and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-855-362-6712 or www.rtcoproxy.com/cmfb up until 3:00 AM Eastern Time the day of the meeting.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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Proxy Materials are available online at: http://www.cfpproxy.com/5001sm